                                                                   EXHIBIT 10.71



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                                   $48,166,666


                      AMENDED AND RESTATED CREDIT AGREEMENT


                           dated as of January 1, 1999




                                     between



               CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
                         a Delaware limited partnership,
                                 as the Lender,


                                       and



                     CRESCENT DEVELOPMENT MANAGEMENT CORP.,
                             a Delaware corporation,
                                 as the Borrower

================================================================================





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                      AMENDED AND RESTATED CREDIT AGREEMENT




         THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of January 1, 1999, between CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Lender") and CRESCENT DEVELOPMENT MANAGEMENT CORP., a Delaware corporation (the "Borrower").


                                    RECITALS

         WHEREAS, the Borrower and the Lender entered into that certain Credit Agreement dated as of August 11, 1995 (the "Credit Agreement"), as amended by that certain First Amendment to Credit Agreement dated as of April 15, 1997 and by that certain Second Amendment to the Credit Agreement dated as of May 8, 1998 (jointly, the "Amendments"), pursuant to which the Lender has extended to the Borrower a line of credit loan (as amended hereby, the "Loan"); and

         WHEREAS, the proceeds of the Loan have been and will be used from time to time for working capital purposes of the Borrower in order to provide funds for making equity investments the East West Resort Development, L. P., a Delaware limited partnership (the "EWRD Partnership") and to the Other EWRD Partnerships (each a "Partnership" and collectively the "Partnerships") to the purpose of providing the Partnerships with funds to develop the Approved Projects; and

         WHEREAS, under the Credit Agreement (as amended by the Amendments) the Borrower has borrowed funds for the purposes permitted under Section 4.3 of the Credit Agreement, as amended by the Amendments, and letter agreements between the Borrower and the Lender dated September 30, 1997, May 8, 1998, and November 1, 1998, including the making of capital contributions to the Partnerships; and

         WHEREAS, the Borrower desires contemporaneously herewith to enter into amendments to one or more amendments to the Partnership Agreements pursuant to which the Borrower's obligation to make additional capital contributions to such Partnerships will increase; and to enable it in part to enter into and subsequently satisfy that obligation, the Borrower has requested that the Lender agree to increase the Commitment Amount by Eight Million Dollars ($8,000,000); and

         WHEREAS, the Lender is willing, on the terms and subject to the conditions set forth in this Agreement, to modify and increase the Commitment Amount and to make the Loan in a maximum aggregate principal amount at any one time outstanding not to exceed $48,166,666, from time to time prior to the Commitment Termination Date; and

         WHEREAS, the parties wish to amend and restate the Original Credit Agreement so as to set forth in a single document the terms and conditions thereof, as amended by the Amendments, and as amended hereby for the purposes hereinabove expressed, and to effect the additional revisions thereto referenced above.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

         This Agreement amends and restates in its entirety the Credit Agreement, as heretofore amended by the Amendments.


                                   ARTICLE II

                    COMMITMENTS, ADVANCE PROCEDURES AND NOTES

         Section 2.1 Commitment. On the terms and subject to the conditions of this Agreement (including Article V), the Lender agrees, until the Commitment Termination Date, to make advances under the Loan to the Borrower up to an aggregate outstanding principal amount of Forty-Eight Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and No/100 Dollars ($48,166,666) (the "Commitment Amount") pursuant to Section 2.2. Prior to the available Commitment Termination Date, the Borrower may repay and reborrow up to the full amount of the Commitment Amount in accordance with the terms hereof. The Lender shall not make any advances after the Commitment Termination Date. The Lender shall not be required to make any advance under this Loan if, after giving effect thereto,
(a) the aggregate principal amount of all Advances made would exceed the Commitment Amount or (b) with respect to an Approved Project, the aggregate Project Equity Advance then outstanding with respect to such Project would exceed the Project Advance Limit for such Project or (c) with respect to an Approved Project, the aggregate Project Equity Advance made with respect to such Project (whether or not all or any portion of such Project Equity Advance remains outstanding) would exceed the Total Equity for such Project. Notwithstanding anything in this Agreement to the contrary, (i) the Lender shall not be obligated to advance additional funds with respect to a Project if a Subpartnership shall default (after notice and expiration of cure periods) under the Project Loan Documents, (ii) the Lender shall not be obligated to advance additional funds in excess of the aggregate Commitments pursuant to Approved Project Plans if there is an Incapacity of Frampton (as defined in the Partnership Agreement), (iii) the Lender shall not be obligated to advance additional funds to be contributed by Borrower to any Partnership if with respect to such Partnership there is an Event of Default (as defined in the Partnership Agreement of such Partnership) that occurs under the Partnership Agreement of such Partnership and that remains uncured and (iv) the Lender shall not be obligated to advance more than 20% of the Commitment with respect to a Project until the earlier of that point in time when (A) the Subpartnership with respect to such Project has entered into a binding contract for the purchase of real property in connection with the Project or (B) a Project Loan Commitment has been received from a Project Lender with respect to the Project.


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The Lender shall not be required to make any advance under this Loan for any
Project other than an Approved Project.

         Section 2.2 Advance Procedure. Prior to the Commitment Termination Date, the Borrower may from time to time request that an Advance be made. Each Advance following the Initial Advance shall be in an amount that is equal to the lesser of (a) the amount of the Commitment Amount not outstanding, or (b) the allowable Project Equity Advance for the applicable Project. The request shall be made by delivering a Application for Advance to the Lender not less than fifteen (15) calendar days prior to the date upon which such Advance is to be made and, if all such conditions precedent to such Advance have been satisfied, the Lender shall make such Advance directly to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Application for Advance.

         Section 2.3 Note. The Loan shall be evidenced by a single promissory note (the "Note") payable to the order of the Lender in the maximum principal amount of Forty-Eight Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and No/100 Dollars ($48,166,666), which modifies, restates, replaces and substitutes for that Note dated May 8, 1998, made by the Borrower in favor of the Lender, which itself modified, restated, replaced and substituted for that Note dated April 15, 1997, which itself modified, restated, replaced and substituted for that Note dated August 11, 1995.

         Section 2.4 Limitation on Certain Advances Prior to April 1, 1999. Notwithstanding anything to the contrary contained in this Agreement, prior to April 1, 1999, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate outstanding principal balance on the Loan above Forty Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and No/100 Dollars ($40,166,666).


                                   ARTICLE III

                              PAYMENTS AND INTEREST

         Section 3.1 Payments. Payments of the Loan shall be made as set forth in this Section 3.1 and shall be without premium or penalty.

                  Section 3.1.1 Final Maturity. On the Stated Maturity Date, the Borrower shall repay in full all accrued but unpaid interest and the entire unpaid principal amount of the Loan.

                  Section 3.1.2 Mandatory Payments. The Borrower shall, within one (1) Business Day following (a) the Borrower's receipt of any Distribution other than a Tax Distribution, make a mandatory payment of the Loan in an amount equal to such Distribution less an amount that the Lender may approve in its reasonable discretion for unpaid expenses and payables that the Borrower has incurred in the ordinary course of business and a reasonable reserve for future expenses and (b) the Borrower's receipt of any payments on an Emergency Loan or a Default


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Loan, make a mandatory payment of the Loan in an amount equal to the payments received (less amounts retained for expenses and payables). All mandatory payments made under this Section shall be applied first to accrued but unpaid interest and thereafter to the outstanding principal balance of the Loan. The Borrower acknowledges to the Lender that (i) each Subpartnership is generally obligated to distribute all net cash flow (other than tax distributions) to its members (including the Partnership) and (ii) the Partnership is generally obligated to distribute all net cash flow (other than tax distributions and amounts established as reserves) to its partners (including the Borrower). Notwithstanding anything in this Agreement to the contrary, the Lender shall not be obligated to make any additional Advance to the Borrower pursuant to this Agreement if, based on the Lender's determination in its reasonable discretion, the Partnership or any Subpartnership has failed to satisfy its obligation to make the distributions described in the preceding sentence and such failure is continuing.

                  Section 3.1.3 Acceleration of Stated Maturity Date. Immediately upon any acceleration of the Stated Maturity Date of the Loan pursuant to Section 8.2 or Section 8.3, the Borrower shall repay the Loan to the full extent of such acceleration.

         Section 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.2.

                  Section 3.2.1 Rate. Prior to an Event of Default, the outstanding principal balance of the Loan shall accrue interest at the rate (the "Interest Rate") of 11.5%, compounded annually.

                  Section 3.2.2 Post-Maturity Rates. Upon and after an Event of Default, the Loan shall accrue interest on the outstanding principal balance of the Loan and, to the extent permitted by applicable law, on the unpaid interest, at a rate per annum equal to the Interest Rate plus an additional 5.0% per annum (the "Default Rate"); provided in no event shall the Default Rate exceed the maximum rate of interest permitted by applicable law.

                  Section 3.2.3 Accrual. At the end of each calendar year during the term hereof, all interest that has accrued but has not been paid during such calendar year shall be added to the outstanding principal balance of the Loan and shall, thereafter, bear interest, prior to an Event of Default, at the Interest Rate.


                                   ARTICLE IV

                            CERTAIN OTHER PROVISIONS

         Section 4.1 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Note or any other Loan Document shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, Fort Worth, Texas time, on the date due, in same day or immediately available funds, to such account as the Lender shall specify from time to time by written notice delivered to the Borrower. Whenever any


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payment to be made shall otherwise be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         Section 4.2 Setoff. The Lender shall, upon the occurrence of any Default have the right to appropriate and apply to the payment of the Note (whether or not then due) all amounts of the Borrower then held by the Lender. The Lender's rights under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) that the Lender may have. The Borrower hereby waives all rights of setoff, appropriation and application it may have pursuant to applicable law or otherwise.

         Section 4.3 Use of Proceeds. The proceeds of the Loan shall be used as follows:

                  (a) the Borrower shall use the Initial Advance to defray expenses incurred in connection with this transaction; and

                  (b) the Borrower shall use each other Advance (other than the Initial Advance) solely to make capital contributions to one or more of the Partnerships in an amount that does not exceed the Project Equity Advance for an Approved Project; provided, however, that the Borrower may use none of the proceeds from Advances requested or made subsequent to April 14, 1997, to make capital contributions to a Partnership for Projects Approved prior to that date; provided further, however, that the Borrower may use none of the proceeds from any Advance made during any rolling three year period to make capital contributions to a Partnership for Approved Projects for which the Borrower previously has made capital contributions during the three year period ending on the date of such advance; provided further, however, that the Borrower may use none of the proceeds from Advances requested or made on or subsequent to the date of this Agreement but prior to April 1, 1999, to make capital contributions to a Partnership for any of the Projects listed in Schedule B hereto; and provided further, however, that the Borrower may use none of the proceeds from Advances requested or made on or subsequent to the date of this Agreement to make capital contributions to a Partnership for any Project other than an Approved Project listed in Schedule A hereto and then only in an amount not exceeding the Remaining Project Equity Advance for that Approved Project as shown on Schedule A hereto.


                                    ARTICLE V

                             CONDITIONS TO BORROWING

         Section 5.1 Initial Advance. The Lender's obligation to fund the Initial Advance shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.



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                  Section 5.1.1  Application for Advance. The Lender shall have received an Application for Advance.

                  Section 5.1.2 Resolutions, etc. The Lender shall have received from the Borrower a certificate of resolutions and incumbency as to resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note and each other Loan Document to which it is a party.

                  Section 5.1.3 Delivery of Note. The Lender shall have received the Note duly executed and delivered by the Borrower.

                  Section 5.1.4 Borrower Security Agreement. The Lender shall have received executed counterparts of the Borrower's Security Agreement together with such UCC-1 financing statements and UCC search reports as the Lender may require.

                  Section 5.1.5 Financial Information, etc. The Lender shall have received, in form and scope reasonably satisfactory to the Lender, the financial statements referred to in Section 6.5.

                  Section 5.1.6 Closing Fees, Expenses, etc. The Lender shall have received all fees, costs and expenses due and payable pursuant to this Agreement.

         Section 5.2 All Advances. The Lender's obligation to fund future Advances shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

                  Section 5.2.1 Application for Advance. The delivery of an Application for Advance.

                  Section 5.2.2 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Advances the following statements shall be true and correct to the Lender's satisfaction:

                           (a) the representations and warranties set forth in
                  this Agreement shall be true and correct with the same effect as if then made; and

                           (b) no Default shall have then occurred and be
                  continuing.

                  Section 5.2.3 Organic Documents. The Lender shall have received a copy of the Organic Documents for the Subpartnership that will be capitalized with the proceeds of the requested Advance.

                  Section 5.2.4 Resolutions, Etc. The Lender shall have received from that Partnership (in its individual capacity and in its capacity as manager of the applicable Subpartnership) which owns an interest in the Subpartnership referenced in Section 5.2.3, a


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certificate of resolutions and incumbency authorizing the organization of the
Subpartnership, and the Subpartnership's execution, delivery and performance of the Project Loan Documents.

                  Section 5.2.5 Approved Budget. The Lender shall have received a final Approved Budget with respect to the Project to be constructed by the Subpartnership in which a Partnership proposes to make a capital contribution with the proceeds of the requested Advance (the "Contemplated Project").

                  Section 5.2.6 Project Loan Commitment. The Lender shall have received a fully executed copy of the Project Loan Commitment for the Contemplated Project if there is a Project Loan Commitment for the Contemplated Project at the time of the delivery of the Application for Advance. In the event there is not a Project Loan Commitment for the Contemplated Project at the time of the delivery of the Application for Advance but such Project Loan Commitment is later received, the Borrower shall promptly provide a copy of such commitment to the Lender upon receipt.

                  Section 5.2.7 Evidence of Insurance. The Lender shall have received adequate evidence that all insurance required by this Agreement is in effect with respect to the Contemplated Project.

                  Section 5.2.8 Evidence of Approval. The Lender shall have received evidence, satisfactory to it, that the Project Lender has approved all conditions precedent to its obligation to advance proceeds of the Project Loan with respect to the Contemplated Project.

                  Section 5.2.9 Estoppel Letter from Project Lender. If there is a Project Loan Commitment from a Project Lender at the time of the delivery of the Application for Advance, the Lender shall have received a duly executed letter from the Project Lender providing the Lender with written notice of any event of default under the Project Loan Documents with respect to the Contemplated Project, and a reasonable opportunity in which the Lender may cure such default prior to the Project Lender's exercise of any remedies available to it under the Project Loan Documents.

                  Section 5.2.10 Fees and Expenses. The Lender shall have received all fees, costs and expenses due and payable pursuant to this Agreement.

                  Section 5.2.11 Satisfactory Legal Form. All documents executed or submitted pursuant hereto shall be reasonably satisfactory in form and substance to the Lender and its counsel; the Lender shall have received all other information, approvals, opinions, documents or instruments as the Lender or its counsel may reasonably request.




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                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lender to enter into this Agreement and to make the Loan hereunder and to make each Advance pursuant to the Loan, the Borrower represents and warrants unto the Lender as of the day and year first written above and on the date of each Advance as set forth in this Article VI.

         Section 6.1 Organization, etc. The Borrower is a duly formed corporation under the laws of Delaware, is duly qualified to do business and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement, the Note and each other Loan Document to which it is a party, and to own and hold its property and to conduct its business substantially as it currently is conducted.

         Section 6.2 Due Authorization, Non-Contravention, etc. The Borrower's execution, delivery and performance of this Agreement, the Note and each other Loan Document executed or to be executed by it, are within the Borrower's corporate powers, have been duly authorized by all necessary action (including but not limited to any consent of stockholders required by law or its Organic Documents) and do not (a) contravene the Borrower's Organic Documents; or (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower except for such contraventions that will not, singly or in the aggregate, have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement or any Loan Document.

         Section 6.3 Government Approval, Regulation, etc. No authorization, consent or approval or other action by, and no notice to, filing with or license from, any governmental authority or regulatory body or other Person is required for the Borrower's due execution or delivery of this Agreement, the Note or any other Loan Document to which it is a party, or for the consummation and performance of the transactions contemplated hereby or thereby.

         Section 6.4 Validity, etc. Each of this Agreement and, upon the due execution and delivery thereof, the Note and each other Loan Document executed by the Borrower or the Partnership, as the case may be, constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and other similar laws affecting creditors' rights generally.

         Section 6.5 Financial Information. All financial information that has been or shall hereafter be furnished to the Lender by or on behalf of the Borrower or by any other Person at the Borrower's direction for the purposes of or in connection with this Agreement present fairly the financial condition as at the dates thereof (subject to normal year end adjustments in the case of unaudited financial statements).


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         Section 6.6 No Material Adverse Change. There has been no material adverse change in the business, financial condition, operations, assets, revenues, or properties, of the Borrower taken as a whole from the financial information previously provided to the Lender.

         Section 6.7 No Default Under Indebtedness. No event of default has occurred and is continuing, and no event has occurred that with the giving of notice, passage of time or both would become a material event of default under any of the Indebtedness permitted to be incurred pursuant to Section 7.2.2 hereof.

         Section 6.8 Litigation, Labor Controversies, etc. There is no pending or, to the Borrower's knowledge, threatened litigation, action, proceeding or labor controversy affecting the Borrower, any Partnership or any Subpartnership that, if adversely determined, reasonably could be expected to have a material adverse effect on the Borrower, any Partnership, any Subpartnership, any Project or the Lender.

         Section 6.9 Taxes. The Borrower has filed all material tax returns and reports required by law to have been filed and has paid all taxes and governmental charges thereby shown to be due and payable.

         Section 6.10 ERISA. Neither the Borrower, nor, to the Borrower's best knowledge, any other person has taken any action or failed to take any action that would subject the Borrower, the Partnership or any Subpartnership to any potential liability under ERISA.

         Section 6.11 Information Regarding Approved Projects. Attached to this Agreement as Schedule A is an accurate and complete list of all Projects which have been Approved in accordance with the Partnership Agreement of any Partnership prior to January 1, 1999, and the information set forth in Schedule A with respect to each Approved Project listed therein is accurate and complete as of January 1, 1999.

         Section 6.12 Accuracy of Information. All factual information, as amended, supplemented or modified, furnished by or on behalf of the Borrower in writing to (or as directed by) the Lender for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby is true and accurate in all material respects as of the date of execution and delivery of this Agreement and all other such factual information thereafter furnished by or on behalf of the Borrower to (or as directed by) the Lender pursuant to the terms of this Agreement or any other Loan Document is true and accurate in every material respect on the date as of which such information as dated or certified, and does not omit any material fact necessary to make such Information not misleading.




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




                                   ARTICLE VII

                                    COVENANTS

         Section 7.1 Affirmative Covenants. The Borrower will perform the obligations set forth in this Section 7.1.

                  Section 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Lender copies of the following financial statements, reports, notices and information:

                           (a) As soon as available and in any event within 45
                  days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower (including the final Fiscal Quarter of each Fiscal Year), the Borrower will deliver, or cause to be delivered, balance sheets of the Borrower as of the end of such Fiscal Quarter and statements of income, cash flow and the Borrower's equity for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year, certified by the Borrower's chief financial officer in a manner acceptable to the Lender.

                           (b) if requested by the Lender for any Fiscal Year,
                  the Borrower will have prepared at the Borrower's expense and the Borrower will deliver, or cause to be delivered, to the Lender a copy of an annual audit report for the Borrower including therein balance sheets of the Borrower as of the end of such Fiscal Year and statements of cash flow, income and the Borrower's equity for such Fiscal Year, in each case certified (without qualification) by independent public accountants reasonably acceptable to the Lender.

                           (c) a copy of all financial accounting and reports
                  that are to be provided to any Partnership's partners pursuant to the Partnership Agreement of such Partnership.

                           (d) As soon as possible and in any event within three
                  Business Days after becoming aware of

                                    (i) the occurrence of any material adverse
                           development with respect to any Project, Subpartnership, Project Loan or any Partnership's investment in any Subpartnership, or



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                                    (ii) copies of any material notices or
                           communications from a Project Lender or a Governmental Authority with respect to the Borrower, any Partnership, a Project or the Project Loan Documents; or

                                    (iii) copies of any material notices or
                           communications from any Partnership, a Subpartnership to a Project Lender or Governmental Authority with respect to a Project or the Project Loan Documents.

                  The Borrower will deliver, or will cause to be delivered, notice thereof and copies of all documentation relating thereto.

                           (e) The Borrower will deliver, or will cause to be
                  delivered, such other information respecting the condition or operations, financial or otherwise, of the Borrower, the Partnership or any Subpartnership as the Lender from time to time reasonably may request.

                  Section 7.1.2 Compliance with Laws, etc. The Borrower will, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will cause each Partnership and each Subpartnership to, comply in all material respects with all applicable Governmental Requirements such compliance to include, but not be limited to:

                           (a) the maintenance and preservation of its existence
                  and qualification in all foreign jurisdictions where it is required to do so except where the failure to do so would not be material; and

                           (b) the payment, before the same become delinquent,
                  of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent they are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

                  Section 7.1.3 Maintenance of Properties. The Borrower will, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will cause each Partnership and each Subpartnership to, maintain, preserve, protect and keep its properties (specifically including but not limited to, the Projects) in good repair, working order and condition, normal wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

                  Section 7.1.4 Books and Records. The Borrower will, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will cause each Partnership and each of its Subpartnerships to, keep books and records that accurately reflect all of its business affairs and transactions in all material respects. The Borrower will, and will cause each Partnership and each Subpartnership to, permit the Lender at reasonable times and intervals during


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normal business hours to examine and photocopy extracts from any of its books or other corporate records. The Borrower shall pay any fees of its independent public accountant incurred in connection with the Lender's exercise of its rights pursuant to this Section.

                  Section 7.1.5 Environmental Covenant. The Borrower will, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will cause each Partnership and each of its Subpartnerships to,

                           (f) use and operate all of its assets in compliance
                  in all material respects with all Environmental Laws, keep all necessary and material permits, approvals, certificates, licenses and other authorizations required under Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance in all material respects with all Environmental Laws; and

                           (g) immediately notify the Lender and provide copies
                  upon receipt of all potentially material written claims, complaints or notices (excluding routine fee or schedule notices) relating to non-compliance with, or liabilities or obligations arising under or relating in any way to, Environmental Laws with respect to its assets.

                  Section 7.1.6 ERISA Compliance. The Borrower will, and will cause each of its ERISA affiliates to, maintain all employee benefit plans in compliance in all material respects with all applicable law, including any reporting requirements, and make all contributions due under the terms of each employee benefit plan or as required by law.

                  Section 7.1.7 Additional Funding Instruments. The Borrower acknowledges to the Lender that, prior to the Initial Advance, the Subscribers contributed (or executed subscription agreements requiring the immediate contribution of), in the aggregate, Three Million and No/100 Dollars ($3,000,000) in cash to the Borrower's capital.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Twelve Million and No/100 Dollars ($12,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Initial Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Twelve Million and No/100 Dollars ($12,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Initial Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Sixteen Million and No/100 Dollars ($16,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Secondary Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Sixteen Million and No/100 Dollars ($16,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Secondary Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Twenty Million and No/100 Dollars ($20,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Third Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Twenty Million and No/100 Dollars ($20,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Third Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Twenty-Four Million and No/100 Dollars ($24,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Fourth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Twenty-Four Million and No/100 Dollars ($24,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Fourth Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Twenty-Eight Million and No/100 Dollars ($28,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Fifth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Twenty-Eight Million and No/100 Dollars ($28,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Fifth Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Thirty-Two Million and No/100 Dollars ($32,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Sixth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Thirty-Two Million and No/100 Dollars ($32,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Sixth Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Thirty-Six Million and No/100 Dollars ($36,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Seventh Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Thirty-Six Million and No/100 Dollars ($36,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Seventh Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Forty Million and No/100 Dollars ($40,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Eighth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Forty Million and No/100 Dollars ($40,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Eighth Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Forty-Four Million and No/100 Dollars ($44,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) One Million and No/100 Dollars ($1,000,000) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Ninth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Forty-Four Million and No/100 Dollars ($44,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Ninth Equity Shortfall Share.

         The Borrower will, through its Board of Directors, make an Assessment Determination at that point in time when the aggregate of the accrued but unpaid interest and the unpaid principal balance of the Loan first equals Forty-Eight Million and No/100 Dollars ($48,000,000) or would exceed such amount if a requested Advance were made. In such event, the Borrower's Board of Directors shall make written demand upon each Subscriber to contribute to the Borrower cash in an amount equal to the product realized by multiplying (i) Forty-One Thousand Six Hundred Sixty-Six and 50/100 Dollars ($41,666.50) by (ii) a fraction, the numerator of which is the number of shares of the Borrower's common stock that Subscriber owns as of the date of the Assessment Determination and the denominator of which is the number of outstanding shares of the Borrower's common stock as of the date of the Assessment Determination ("Tenth Equity Shortfall Share"). Notwithstanding anything to the contrary contained in this Agreement, no additional Advance will be made to the Borrower pursuant to this Agreement that would increase the aggregate unpaid principal and interest on the Loan above Forty-Eight Million and No/100 Dollars ($48,000,000) unless and until each Subscriber has contributed cash to the Borrower in an amount equal to such Subscriber's Tenth Equity Shortfall Share.


         Section 7.2 Negative Covenants. The Borrower will comply with the obligations set forth in this Section 7.2.

                  Section 7.2.1 Business Activities. The Borrower will not, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will not permit any Partnership or any of its Subpartnerships to, engage in any business activity other than those activities set forth in the Organic Documents for each such entity.

                  Section 7.2.2 Indebtedness. The Borrower will not, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will not permit any Partnership or any of its Subpartnerships to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any indebtedness, other than, without duplication, the following:

                           (a) indebtedness in respect of the Loan and other
                  obligations;

                           (b) unsecured Indebtedness incurred in the ordinary
                  course of its business in the nature of open accounts extended by suppliers and other vendors on normal trade terms in connection with purchases of goods and services, accrued liabilities, deferred income and deferred taxes;

                           (c) Emergency Loans and Default Loans, as described
                  in the Partnership Agreements and the Subpartnership Organic Documents;

                           (d) the Project Loans incurred by Subpartnerships on
                  terms that are consistent with the requirements of this Agreement; and

                           (e) other unsecured Indebtedness of the Borrower, the
                  Partnerships and the Subpartnerships in an aggregate amount not to exceed $50,000 for the Borrower, $50,000 for any Partnership and $10,000 for any Subpartnership.

                  Section 7.2.3 Asset Dispositions, etc. The Borrower will not, and, consistent with the Borrower's rights and obligations under each Partnership Agreement, will not permit any Partnership or any of its Subpartnerships to, sell, transfer, lease, contribute, convey or otherwise dispose of all or any part of its assets to any Person, unless

                           (a) no Default has occurred and is continuing or
                  would occur after giving effect thereto; or

                           (b) such sale, transfer, lease or other disposition
                  is approved by the Lender or is approved in the then-current Approved Annual Business Plan under the applicable Partnership Agreement.

                  Section 7.2.4 Restriction on Distributions. The Borrower will not make dividend distributions to its shareholders at any time when there exists an outstanding balance on the Loan.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         Section 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default." Upon the occurrence of an Event of Default (or any event or state of facts that, with the giving of notice or the passage of time or both, would constitute an Event of Default), the Borrower shall give notice thereof to the Lender.

                  Section 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of the Loan, the East West Resorts Term Loan, the East West Resorts Credit Loan, or any Other Crescent Indebtedness or of any interest in respect of the Loan, the East West Resorts Term Loan, the East West Resorts Credit Loan, or any Other Crescent Indebtedness.

                  Section 8.1.2 Breach of Warranty. Any representation or warranty made or deemed to be made hereunder or in any other Loan Document, any East West Resorts Loan Document, any Other Crescent Indebtedness Loan Document, or any or any other writing or certificate furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement, either of the East West Resorts Loans, any Other Crescent Indebtedness or any such other Loan Document, any other East West Resorts Loan Document, or any Other Crescent Indebtedness Loan Document is or shall be incorrect when made in any material respect.

                  Section 8.1.3 Non-Performance of Other Covenants and Obligations. There shall be a default in the due performance and observance of any other agreement contained herein or in any other Loan Document, any East West Resorts Loan Document, or any Other Crescent Indebtedness Loan Document executed by the Borrower, and such default shall continue unremedied for a period of 30 days after the Lender shall have given notice thereof to the Borrower.

                  Section 8.1.4 Bankruptcy, Insolvency, etc. The Borrower, any Partnership, any Subpartnership or East West Resorts shall:

                           (a) become insolvent or generally fail to pay, or
                  admit in writing its inability or unwillingness to pay, debts as they become due;

                           (b) apply for, consent to, or acquiesce in, the
                  appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any Partnership or any Subpartnership or East West Resorts or any property of any thereof, or make a general assignment for the benefit of creditors;

                           (c) absent such application, consent or acquiescence
                  permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any Partnership, any Subpartnership or East West Resorts or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower, any Partnership and each Subpartnership and East West Resorts hereby expressly authorize the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents and the East West Resort Loan Documents;

                           (d) permit or suffer to exist the commencement of any
                  (x) bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or (y) any dissolution, winding up or liquidation proceeding, in respect of the Borrower, any Partnership, any Subpartnership or East West Resorts, and, if any such case or proceeding is not commenced by the Borrower, any Partnership, any Subpartnership or East West Resorts, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Partnership, such Subpartnership or East West Resorts or shall result in the entry of an order for relief or, in the event of any case or proceeding described in clause (x), shall remain for 120 days undismissed, provided that the Borrower, each Partnership, each Subpartnership and East West Resorts hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 120-day period to preserve, protect and defend their rights under the Loan Documents or the East West Loan Documents; or

                           (e) take any partnership, limited liability company
                  or corporate action authorizing, or with intent to further, any of the foregoing.

         Section 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (e) of Section 8.1.4 shall occur with respect to the Borrower, any Partnership, any Subpartnerships or East West Resorts, the Commitment (if not theretofore terminated) to make Advances shall automatically terminate and the outstanding principal amount of the Loan shall automatically be and become immediately due and payable, without notice or demand.

         Section 8.3 Action if Payment Event of Default under East West Loan or Other Crescent Indebtedness. If any Event of Default described in Section 8.1.1 shall occur due to the Borrower's default in the payment when due of any principal or interest in respect of the East West Resorts Term Loan, the East West Resorts Credit Loan, or any Other Crescent Indebtedness (but not for any other reason), and the Borrower fails to pay such principal or interest in full within 30 days after the due date thereof, then the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan and other obligations to be due and payable and the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan shall be and become immediately due and payable, without further notice, demand or presentment and the Commitment shall terminate.

         Section 8.4 Action if Other Event of Default under East West Loan or Other Crescent Indebtedness. If any Event of Default (other than any Event of Default described in Section 8.2 or Section 8.3) shall occur with respect to any East West Resorts Loan Document or Other Crescent Indebtedness Loan Document (but not for any other reason) for any reason, whether voluntary or involuntary, and (a) be continuing for a period of 90 days if an Event of Default under
Section 8.1.2 or (b) ,be continuing for a period of 90 days after notice thereof shall have been given to the Borrower by the Lender if an Event of Default under
Section 8.1.3, then the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan and other obligations to be due and payable and the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan shall be and become immediately due and payable, without further notice, demand or presentment and the Commitment shall terminate.

         Section 8.5 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.2, Section 8.3, or
Section 8.4) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan and other obligations to be due and payable and the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan shall be and become immediately due and payable, without further notice, demand or presentment and the Commitment shall terminate.

         Section 8.6 Rescission of Event of Default. If an Event of Default occurs hereunder and such Event of Default would not have occurred but for the default by a Subpartnership (for purposes of this Section, the "Defaulting Subpartnership") under Section 8.1.4 hereof, (such

Events of Default being described in this Section as "Specified Events of Default") then the Lender shall be required to rescind and annul the Event of Default if and only if, within twenty (20) Business Days following such Specified Event of Default:

                  (a) all Defaults and Events of Default, other than the Specified Events of Default, are remedied or waived to the Lender's sole satisfaction; and

                  (b) partners of the Partnership which owns an interest in the Subpartnership have approved of a revised business plan with respect to the Project owned by the Defaulting Subpartnership, the Borrower, on the basis of such revised business plan, has submitted to the Lender a revised Annual Business Plan and the Lender, in its reasonable discretion, has Approved such Annual Business Plan.

No action taken by the Lender pursuant to this provision shall affect any subsequent Default or Event of Default with respect to the Borrower or impair any right or remedy consequent thereon.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         Section 9.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of the Lender, or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         Section 9.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if sent via United States Postal Service Express Mail or certified mail, properly addressed with postage prepaid or if sent via nationally recognized overnight courier service, properly addressed with delivery fees prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given one business day after receipt of electronic confirmation of transmission.

         Section 9.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all of the Lender's reasonable expenses (including the reasonable fees and out-of-pocket expenses of the Lender's counsel and of local counsel, if any, who the Lender's counsel may retain) in connection with this transaction

         Section 9.4  Indemnification.

                  (a) In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Lender and each of its respective trustees, partners, stockholders, officers, directors, employees, agents, attorneys, consultants and experts (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, judgments, claims, demands, losses, costs, liabilities (including, without limitation, strict liability), penalties, fines and damages, (including, without limitation, punitive damages), and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys, consultants and experts fees and disbursements (collectively, the "Indemnified Liabilities"), imposed upon or incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                           (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the Loan proceeds;

                           (ii) the entering into and performance of this
                  Agreement and any other Loan Document by any of the Indemnified Parties;

                           (iii) the actual or alleged release or presence of
                  any Hazardous Substance at, to or from any asset or former asset of the Borrower, the Partnership or any Subpartnership; or

                           (iv) the actual or alleged violation of any
                  Environmental Law by any person at or in connection with any current asset or former asset of the Borrower, any Partnership or any Subpartnership.

                  except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law, except as aforesaid to the extent not payable by reason of the Indemnified Party's gross negligence or wilful misconduct or breach of such obligations.

                  (b) THE LENDER SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HEREUNDER OR ANY OTHER PERSON FOR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

         Section 9.5 Severability. Any provision of this Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 9.6 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         Section 9.7 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other Loan Document, shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender (or notice thereof satisfactory to the Lender) shall have been received by the Lender and notice thereof shall have been given by the Lender to the Borrower.

         Section 9.8 Governing Law: Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICT OF LAWS PRINCIPLES. Except as otherwise provided herein, this Agreement, the Note given in replacement of that promissory note made as of May 8, 1998, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         Section 9.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the Lender's prior written consent.

         Section 9.10 REIT Compliance. The Borrower acknowledges that the Lender's affiliate, Crescent Real Estate Equities Company ("Crescent"), is a real estate investment trust under the Code. The Borrower agrees that it will not knowingly or intentionally take or omit to take any action that the Borrower knows would or could result in Crescent being disqualified from treatment as a real estate investment trust under the Code.

                                    ARTICLE X

                                   DEFINITIONS

         Section 10.1 Defined Terms. In addition to the terms defined in previous portions of this Agreement, the following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Additional Funding Instruments" means the Additional Funding Instruments executed by John Goff, Gerald Haddock, Harry Frampton and the Lender on August 11, 1995, as of April 15, 1997, and as of May 8, 1998; and the Additional Funding Instruments executed by COPI Colorado, L. P. and the Lender on January 1, 1999.

         "Advance" means all money advances under the Loan made by the Lender pursuant to an Application for Advance in accordance with Article II.

         "Agreement" means, on any date, this Amended and Restated Credit Agreement.

         "Annual Business Plan" is defined in the Partnership Agreement.

         "Application for Advance" means a loan request and certificate duly executed by the Borrower, in the form that is attached hereto as Exhibit A or such other form that is approved by the Lender from time to time.

         "Approved" is defined in the Partnership Agreements.

         "Approved Budget" means the Proposed Budget in the Approved Project Plan, as adjusted and approved by a Partnership, the Borrower (both general and limited partners) and the Project Lender.

         "Approved Project" means each of the Projects listed in Schedule A hereto; except that the following Projects shall not be considered Approved Projects until April 1, 1999: the Phase II developments of Deer Trail, Buckhorn and Bear Paw at Bachelor Gulch and the Phase III development of Bear Paw at Bachelor Gulch.

         "Approved Project Plan" shall be each of the Approved Project Plans contemplated by Section 3.2 of the Partnership Agreement which shall, among other things, include a Proposed Budget and for Projects to be developed in more than one phase, a Project Advance Limit..

         "Assessment Determination" is defined in the Additional Funding Instruments.

         "Borrower" means Crescent Development Management Corp., a Delaware corporation, and its successors and assigns permitted hereunder.

         "Borrower Security Agreement" means the Security Agreement (as amended or restated from time to time) executed and delivered by the Borrower granting the Lender a security interest in (a) all Partner Loans and Default Loans now or hereafter owing to the Borrower and all security therefor, and (b) the Borrower's partnership interest in one or more of the Partnerships.

         "Business Day" means any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" is defined in the Partnership Agreement.

         "Commitment Termination Date" means the earlier of (i) the occurrence of an Event of Default or (ii) April 15, 2000.

         "Construction Contract" means all construction contracts executed by the Subpartnership for the construction of a Project.

         "Contractor" means the general contractor retained by the Subpartnership with respect to the construction of a Project.

         "Default" means any Event of Default or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default.

         "Default Loan" means each Default Loan made by the Borrower under a Partnership Agreement.

         "Distribution" means each Distribution (other than deemed distributions) made to the Borrower pursuant to Section 4.1 or Article X of the Partnership Agreement.

         "East West Loans" means the East West Resorts Term Loan and East West Resorts Credit Loan.

         "East West Resorts" means East West Resorts, LLC, a Delaware limited liability company, and its successor or successors by merger, consolidation or any other business combination as a result of which, by operation of law or by agreement, such successor or successors assume the obligations or liabilities of East West Resorts, LLC under any or all East West Resorts Loans.

         "East West Resorts Credit Loan" means that line of credit loan, and related Credit Agreement, promissory note, and security agreement, from the Lender to the Borrower made effective January 1, 1998, and all extensions, modifications, amendments, and renewals thereof.

         "East West Resorts Loan Documents" means all documents evidencing, securing or governing either of the East West Loans, including but not limited to that Promissory Note dated February 29, 1996 in the principal amount of $3,100,000, that Security Agreement dated February 29, 1996, that Credit Agreement dated as of January 1, 1998, and all "Loan Documents" as defined therein, and all extensions, modifications, amendments, and renewals thereof.

         "East West Resorts Term Loan" means that term loan, and related promissory note and Security Agreement made by the Borrower, from the Lender to the Borrower made February 29, 1996, and all extensions, modifications, amendments and renewals thereof.

         "Emergency Loan" means each Emergency Loan made by the Borrower under a Partnership Agreement.

         "Environmental Laws" means all applicable foreign, federal, state or local statutes, laws, ordinances, codes, rules, regulations (including, without limitation, consent decrees and orders and administrative orders) judgments and permits or other authorizations relating to health, safety or the environment, including, without limitation, CERCLA and RCRA.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

         "Event of Default" is defined in Section 8.1.

         "EWRD Partnership" means East West Resort Development, L.P., a Delaware limited partnership.

         "Governmental Authority" means the United States, the state, county and city or other political subdivision in which a Project is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the Borrower, the Partnership, Subpartnership or a Project.

         "Governmental Requirement" means all laws, ordinances, rules and regulations of any Governmental Authority applicable to the Borrower, the Partnership, Subpartnership, or a Project.

         "Hazardous Material" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental Laws.

         "Initial Advance" means the first Advance made hereunder, in an amount not to exceed $1,000.00.

         "Loan" is defined in the preamble.

         "Loan Document" means this Agreement, the Note, the Partnership Security Agreement and all other documents evidencing, securing or governing the Loan, as such documents may be amended, renewed, extended, restated or supplemented from time to time.

         "Note" means the Line of Credit Note of the Borrower delivered to the Lender pursuant to this Agreement and any note subsequently given in exchange, substitution, modification, renewal or extension therefor.

         "Organic Document" means, relative to the Borrower, any of its Subsidiaries and any other Obligor, its articles or certificate of incorporation, as the case may be, its articles of organization, its by-laws and all partnership agreements, operating agreements, shareholder agreements, voting trusts and similar arrangements applicable to any partnership or limited liability company interests issued by such person or authorized shares of capital stock issued by such person.

         "Other Crescent Indebtedness" means all indebtedness for borrowed monies owing from Borrower to Lender, other than the Loan and the East West Loans.

         "Other Crescent Indebtedness Loan Documents" means all credit agreements, loan agreements, notes, security agreements and other documents evidencing, securing or governing any Other Crescent Indebtedness, as such documents may be amended, renewed, extended, restated or supplemented from time to time.

         "Other EWRD Partnerships" means East West Resort Development II, L. P., East West Resort Development III, L. P., EWRD Summit Holding, L. P., and EWRD Perry Holding, L. P.

         "Partnerships" means the EWRD Partnership and the Other EWRD Partnerships; any of the Partnerships is sometimes terms a "Partnership".

         "Partnership Agreement" means the Limited Partnership Agreement of a Partnership, as from time to time amended.

         "Partnership Security Agreement" means the Security Agreements executed and delivered by the Partnership from time to time pursuant to this Agreement granting the Lender a security interest in the Partnership's interest in the Subpartnerships.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Phased Project" means an Approved Project that is to be developed in more than one phase.

         "Project" means the land owned or acquired by a Subpartnership together with the improvements to be constructed thereon, as contemplated by the Plans.

         "Project Advance Limit" means, with respect to each Phased Project listed in Schedule A hereto the amount designated in Schedule A hereto as the Commitment for the Project in the Approved Project Plan and the Approved Budget.

         "Project Equity Advance" means the amount advanced hereunder by the Lender to the Borrower (in one or more Advances) to enable it to make an equity contribution to the Partnership.

         "Project Lender" means the lender who issues the Project Loan
Commitment.

         "Project Loan" means the loan contemplated by the Project Loan Commitment, the proceeds of which will be used in connection with the acquisition, construction and development of the Project described in such Project Loan Commitment.

         "Project Loan Commitment" means the commitment issued by the Project Lender to a Subpartnership to make the Project Loan to be secured by a first lien on the Subpartnership's Project containing only such conditions to funding as are reasonable and customary.

         "Project Loan Documents" means the instruments and documents evidencing, securing, pertaining to or governing a Project Loan.

         "Project Mortgage" means a mortgage or deed of trust and security agreement securing the payment of the Project Loan and evidencing a first lien on the Project.

         "Proposed Budget" means a budget or cost itemization included in each Approved Project Plan specifying the cost by item of (a) the real estate that will constitute a part of the Project, (b) all labor, materials and services necessary for the construction of the Project in accordance with the Plans and all Governmental Requirements, and (b) all other expenses anticipated that are incident to the Project Loan and the construction of the Project. The Proposed Budget shall include a calculation of the anticipated Total Equity for such Project.

         "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq., as in effect from time to time.

         "Stated Maturity Date" means August 31, 2004.

         "Subpartnership" means each limited liability company, whether now existing or hereafter formed, in which a Partnership has an equity interest.

         "Subscriber" means, with respect to the Additional Funding Instruments executed August 11, 1995, April 15, 1997 and May 8, 1998, John Goff, Gerald Haddock, Harry Frampton and the Lender, and means, with respect to the Additional Funding Instruments executed January 1, 1999, COPI Colorado, L. P. and the Lender.

         "Tax Distribution" means each Distribution made to the Borrower pursuant to Section 4.2 of the Partnership Agreement.

         "Total Equity" means, with respect to each Project, 80% of the difference between the total costs set forth in the Approved Budget as the cost of the Project and the amount of the Project Loan.

         "UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of Texas.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:                           CRESCENT DEVELOPMENT MANAGEMENT
                                     CORP., a Delaware corporation



                                    By:________________________________________

                                    Name:______________________________________

                                    Title:_____________________________________



LENDER:                             CRESCENT REAL ESTATE EQUITIES LIMITED
                                     PARTNERSHIP, a Delaware limited partnership

                                    By: Crescent Real Estate Equities, Ltd., a
                                        Delaware corporation, Sole General
                                        Partner



                                    By:________________________________________

                                    Name:______________________________________

                                    Title:_____________________________________

                                   SCHEDULE A

                            List of Approved Projects

                                   SCHEDULE B

   List of Projects for which Advances Cannot be Used Prior to April 1, 1999


         Partnership                                                   Project
         -----------                                                   -------
         East West Resort Development II, L. P.               Deer Trail Phase II

         East West Resort Development II, L. P.               Bear Paw Lodge Phases II and III

         East West Resort Development II, L. P.               Buckhorn Townhomes Phase II

                                    EXHIBIT A

                             APPLICATION FOR ADVANCE

         This Application for Advance is submitted by the undersigned to Crescent Real Estate Equities Limited Partnership (the "Lender") pursuant to that Amended and Restated Credit Agreement dated as of January 1, 1999, between the Lender and the undersigned (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.


1.       The undersigned hereby requests an Advance under the
         Credit Agreement in the amount of:                                             $____________

2.       The undersigned hereby requests this Advance to be made
         effective (the "Advance Date"):                                                _____________

2.       The undersigned hereby warrants and represents the following to the Lender:

         A. The Advance is being requested in connection and will be used solely to fund the following Project (the "Applicable
                  Project"):

               ______________________________________________________________________________________

         B.       Project Advance Limit approved
                  for the Applicable Project:                                           $____________

         C.       Total Advances made in accordance with the Credit
                  Agreement prior to the Advance Date:                                  $____________

         D.       Additional capital contributions made by the Shareholders
                  which were subsequently used for the Applicable Project:              $____________

         E.       To Date Total Project Investment for the Applicable
                  Project made prior to the Advance Date (Sum of C and D):              $____________

         F. Both before and after giving effect to the Advance that is requested hereby, the warranties and representations set forth in Article VI of the Credit Agreement are true and correct with the same effect as if made on the date hereof.

                                           CRESCENT DEVELOPMENT MANAGEMENT CORP.

                                           By:__________________________________

                                           Name:________________________________

                                           Title:_______________________________







                              Exhibit A - Solo Page

                               LINE OF CREDIT NOTE


$48,166,666.00                                                   January 1, 1999

         FOR VALUE RECEIVED, CRESCENT DEVELOPMENT MANAGEMENT CORP., a Delaware corporation ("Borrower") promises to pay to CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Lender"), at 777 Main Street, Suite 2700, Fort Worth, Texas 76102, the principal sum of FORTY-EIGHT MILLION ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX AND NO/100 DOLLARS ($48,166,666.00), or so much thereof as may be advanced, with interest on the principal balance from time to time remaining unpaid at the rates hereinafter provided.

         Interest on the principal balance hereof from time to time remaining unpaid prior to an Event of Default shall be payable at the Interest Rate prescribed in the Credit Agreement (as hereinafter defined), provided that the interest payable shall not exceed the maximum rate permitted by applicable law (the "Maximum Rate"). Interest on the principal hereof from time to time remaining unpaid and, to the extent permitted by applicable law, interest on the unpaid interest, shall bear interest from and after an Event of Default at the Default Rate provided that in no event shall the Default Rate be more than the Maximum Rate.

         This Note renews, modifies, replaces and is given in substitution for that certain Note dated May 8, 1998, in the principal amount of $40,166,666.00 made by Borrower and payable to Lender and is the "Note" referred to in the Amended and Restated Credit Agreement dated January 1, 1999, executed by Lender and Borrower (the "Credit Agreement"). Borrower may borrow, repay and reborrow amounts under this Note as permitted by the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings given those terms in the Credit Agreement.

         Borrower may request and receive Advances hereunder only in accordance with the terms and provisions of the Credit Agreement. This Note shall be payable as provided in Article III of the Credit Agreement.

         Upon the occurrence of any Event of Default (after the giving of any notice required in the Credit Agreement and the expiration of any applicable grace periods provided for in the Credit Agreement), all amounts then remaining unpaid on this Note shall become or may be declared to be immediately due and payable and the holder hereof shall have all rights and remedies of Lender under the Credit Agreement and other Loan Documents. The failure to exercise the option to accelerate the maturity of this Note upon the happening of any one or more of the Events of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same or any other option at that time or at any subsequent time with respect to such uncured default or any other event of uncured default hereunder or under any other of the Loan Documents. The remedies of the holder hereof, as provided in this Note and in any other of the Loan Documents, shall be cumulative and concurrent and may be pursued separately, successively or together, as often as occasion therefor shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of or impair, reduce, release or extinguish any of the rights or remedies of the holder hereof to exercise the foregoing option or any other option granted to the holder in this Note or in any other of the Loan Documents, at that time or at any subsequent time, or nullify any prior exercise of any such option.

         The undersigned and all other parties now or hereafter liable for the payment hereof, whether as endorser, surety or otherwise, except as provided in the Credit Agreement, severally waive demand, presentment, notice of dishonor, notice of intention to accelerate the indebtedness evidenced hereby, notice of the acceleration of the maturity hereof, diligence in collecting, grace, notice and protest, and consent to all extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.

         If this Note is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, the undersigned agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees and expenses incurred by the holder hereof.

         All agreements between the undersigned and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to the holder hereof exceed the maximum amount permissible under applicable law. If from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned and the holder hereof.

         This Note may be prepaid only in accordance with the terms of the Credit Agreement.

         The loan transaction evidenced hereby shall not be governed by, or be subject to, Chapter 15 or Chapter 346 of the Texas Credit Code or Chapter 303 of the Texas Finance Code.

         EXCEPT WHERE FEDERAL LAW IS APPLICABLE (INCLUDING, WITHOUT LIMITATION, ANY FEDERAL USURY CEILING OR OTHER FEDERAL LAW WHICH, FROM TIME TO TIME, IS APPLICABLE TO THE INDEBTEDNESS EVIDENCED HEREIN AND WHICH PREEMPTS STATE USURY
LAWS), THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN SUCH STATE.

                  THIS NOTE, TOGETHER WITH THE CREDIT AGREEMENT AND EACH OTHER LOAN DOCUMENT REFERENCED HEREIN OR THEREIN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE LOAN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                          CRESCENT DEVELOPMENT MANAGEMENT CORP.,
                                          a Delaware corporation



                                          By:
                                                -----------------------------
                                          Name:
                                                -----------------------------
                                          Title:
                                                -----------------------------

                     AMENDED AND RESTATED SECURITY AGREEMENT
         (Partnership Interests and Limited Liability Company Interests)

                                                           Date: January 1, 1999

         THIS AMENDED AND RESTATED SECURITY AGREEMENT (this "Security Agreement") amends and restates in its entirety that Security Agreement dated August 11, 1995, between Secured Party and Debtor, as amended by that First Amended and Restated Security Agreement dated April 15, 1997, and as further amended by those letter agreements dated September 30, 1997, May 8, 1998 and November 1, 1998 ("Old Security Agreement").

         This Agreement is entered into simultaneously with the execution and delivery by Secured Party and Debtor of that Amended and Restated Credit Agreement of even date herewith (the "Restated Credit Agreement") and pursuant to the terms of the Restated Credit Agreement. Debtor is entering into this Security Agreement to induce Secured Party to execute that Restated Credit Agreement and pursuant to its terms to increase the Debtor's borrowing capacity under the line of credit established by the Restated Credit Agreement. Debtor hereby acknowledges, represents and warrants, confirms and agrees that the security interests granted by the Old Security Agreement in the Collateral (as therein and herein described) continue and are restated and confirmed by this Security Agreement.


A.       PARTIES

         1. Secured Party:    CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                                 777 Main Street, Suite 2100
                                 Fort Worth, TX  76102

         2. Debtor (whether
            one or more):     CRESCENT DEVELOPMENT MANAGEMENT CORP.
                                 C/O Harry Frampton
                                 100 East Thomas Place, Drawer 2770
                                 Avon, Colorado  81620

                                 Attention:  Harry Frampton, President

B.       AGREEMENT

         1. Security Interest. Subject to the applicable terms of this Security Agreement, Debtor previously has granted to Secured Party, and hereby restates and confirms the grant to Secured Party of, a security interest in the Collateral (hereinafter defined) to secure the payment of the Obligations (hereinafter defined).

C.       OBLIGATIONS

         1. Description of Obligations. The following obligations
("Obligations") are secured by this Security Agreement:

                  a. The debt, obligations, liabilities and agreements of Debtor under (i) that Line of Credit Note in the principal sum of $48,166,666 executed by Debtor of even date herewith, bearing interest and being payable to the order of Secured Party as therein provided (the "Note"),
         (ii) the Restated Credit Agreement executed by Debtor and Secured Party of even date herewith, (iii) all other documents evidencing, governing, securing or otherwise pertaining to the indebtedness evidenced by the Note, or any other debts for borrowed monies owing from Debtor to Secured Party where a default or breach by Debtor thereunder would cause a default or breach under the Restated Credit Agreement (the Note, Restated Credit Agreement and all other such documents being called "Loan Documents"), and (iv) all renewals, extensions, modifications or rearrangements of the foregoing.

                  b. All costs incurred by Secured Party to obtain, preserve, perfect and enforce this Security Agreement and collect the Obligations, and maintain, preserve, collect and enforce the Collateral (hereinafter defined), including but not limited to reasonable attorneys' fees and legal expenses and expenses of sale.

                  c. Interest on the above amounts at the Default Rate as defined in the Note.

                  d. All debt, obligations and liabilities of Debtor to Secured Party of the kinds described in this Item C., now existing or hereafter arising.

D.       COLLATERAL

         1. Description of the Collateral. Debtor has assigned and granted security interests, and hereby confirms the assignments and grants of security interests, to Secured Party in the following, whether now existing or hereafter arising (the "Collateral"):

                  a. All of the rights and interests of Debtor as a limited partner of each of East West Resort Development, L.P., a Delaware limited partnership ("EWRD I"); East West Resort Development II, L. P., a Delaware limited partnership ("EWRD II"); EWRD Summit Holding, L. P., a Delaware limited partnership ("Summit"); East West Resort Development III, L. P., a Delaware limited partnership ("EWRD III"); and EWRD Perry Holding, L. P., a Delaware limited partnership ("Perry") (each a "Subpartnership" and collectively the "Subpartnerships"); and all of the rights and interests of Debtor as a member of East West Resorts, LLC, a Delaware limited liability company ("Resorts"); including, without limitation, Debtor's rights as a partner or a member to receive distributions of any sale, exchange, refinancing or other disposition of property owned by EWRD I under the Limited Partnership Agreement of East West Resort Development, L. P., entered into effective as of August 11, 1995, as hereinbefore or hereinafter from time to time amended (the "EWRD I Partnership Agreement"); owned by EWRD II under the Limited Partnership Agreement of East West Resort Development II,
         L. P., dated as of September 26, 1996, as hereinbefore or hereinafter from time to time amended (the "EWRD II Partnership Agreement"); owned by Summit under the Limited Partnership Agreement of EWRD Summit Holding, L. P., entered into effective as of September 23, 1997, as hereinbefore or hereinafter from time to time amended (the "Summit Partnership Agreement"); owned by EWRD III under the Limited Partnership Agreement of East West Resort Development II, L. P., dated as of January ___, 1998, as hereinbefore or hereinafter from time to time amended (the "EWRD III Partnership Agreement"); owned by Perry under the Limited Partnership Agreement of EWRD Perry Holding, L. P., entered into effective as of November 1, 1998, as hereinbefore or hereinafter from time to time amended (the "Perry Partnership Agreement"); and owned by the Company under the Second Amended and Restated Operating Agreement entered into effective as of January 1, 1998, as hereinbefore or hereinafter from time to time amended (the "Resorts Operating Agreement"); and all other profits, income, and distributions, whether in cash or in kind, owing to Debtor under the EWRD I Partnership Agreement, the EWRD II Partnership Agreement, the Summit Partnership Agreement, the EWRD III Partnership Agreement and the Perry Partnership Agreement (each a "Partnership Agreement" and collectively the "Partnership Agreements") and under the Resorts Operating Agreement.

                  b. All Partner Loans and Default Loans (as those terms are defined in the EWRD I Partnership Agreement, the EWRD II Partnership Agreement and the Summit Partnership Agreement) and all Partner Loans (as that term is defined in the EWRD III Partnership Agreement and the Perry Partnership Agreement); now or hereafter owing to Debtor and all security therefor.

                  c. All present and future rights and interests Debtor may have or be or become entitled to in the real and personal property (the "Collateral Property") now or hereafter owned by any Subpartnership.

                  d. All present and future proceeds, profits, combinations, reclassification, improvements, and products of, accessions, attachments, and other additions to, and substitutes and replacements for, all or any part of the Collateral described herein.

                  e. All present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash Proceeds, and other rights arising from or by virtue of, or from the voluntary or involuntary sale, lease, or other disposition of, or collections with respect to, or insurance or condemnation proceeds payable with respect to, or proceeds payable by virtue of warranty, indemnity, guaranty, or other claims, causes and rights of action, settlements thereof, judicial and arbitration judgments and awards against any person with respect to, all or any part of the Collateral or the Collateral Property described herein. As used herein, the term "Proceeds" shall have the meaning assigned to it under the UCC and, to the extent not otherwise included, shall include, but not be limited to, (i) all income, revenues, fees, distributions, reimbursements and payments from whatever source received by, or on behalf of Debtor, in respect of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any casualty with respect to the Collateral Property or any of the Collateral (whether or not pursuant to an insurance policy), or any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority, (iii) all claims of Debtor for losses or damages arising out of or related to or for any breach of any agreements, covenants, representations or warranties or any default under any of the Collateral described herein, and (iv) any and all other amounts from time, to time paid or payable to, or on behalf of, Debtor under, or in connection with, any of the Collateral.

                  f. All present and future security for the payment to Debtor of any of the Collateral described herein and goods which gave, or will give, rise to any of such Collateral or are evidenced, identified, or represented therein or thereby.

         The description of Collateral contained in this paragraph shall not be deemed to permit any action prohibited by this Security Agreement or by terms incorporated in this Security Agreement. Portions of the Collateral constitute accounts, contract rights, general intangibles, chattel paper, documents or instruments, and all books and records of Debtor concerning such Collateral are, and shall be, located at the offices of the Debtor specified above.

E.       DEBTOR'S WARRANTIES

         Debtor represents, warrants, and covenants to Secured Party now and so long as any Obligations secured hereby are outstanding as follows:

         1. No financing statement covering any portion of the Collateral is on file in any public office, except the financing statements relating to this security interest created hereunder.

         2. Debtor is the sole owner of the Collateral and each item constituting the Collateral, free and clear of all liens except for the security interest granted to Secured Party pursuant to this Security Agreement.

         3. All actions necessary or desirable to perfect the Security Interest in the Collateral in each state in which any portion of the Collateral is or will be located have been, or will forthwith be, duly taken.

         4. Each of the Partnership Agreements and the Resorts Operating Agreement is in full force and effect and, to the knowledge of Debtor, there exists no material default thereunder, or event or condition which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.

         5. Neither any Partnership Agreement nor the Resorts Operating Agreement will be amended or modified in any manner that would materially affect Debtor's interest thereunder, or in any manner which would materially impair or adversely affect the Collateral, nor shall Debtor consent to any such amendment without the prior written consent of Secured Party.

         6. There is no condition, circumstance, event, agreement, document, instrument, restriction, litigation or other proceeding and, to the best of Debtor's knowledge, there is no threatened litigation or proceeding or basis therefor, which could materially adversely affect the validity or priority of the liens and security interests granted, or intended to be granted, hereunder when executed, delivered, recorded and filed as required hereunder, or that could materially adversely affect the ability of Debtor to perform its obligations hereunder and under the other Loan Documents to which Debtor is a party, or which would constitute an Event of Default.

         7. Each Subpartnership, Resorts and Debtor have fully complied with all requirements imposed on them in connection with (a) the organization and formation of such Subpartnership or Resorts, as applicable, and (b) the sale, distribution and offer of partnership interests in such Subpartnership and membership interests in Resorts.


F.       DEBTOR'S COVENANTS

         Debtor covenants to Secured Party and agrees with Secured Party as follows:

         1. Debtor shall promptly perform all of Debtor's agreements herein, and any other agreements between Debtor and Secured Party.

         2. Debtor shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein adverse to Secured Party.

         3. Debtor shall keep the Collateral free from liens and other security interests (except liens for taxes not yet due), and shall not create or suffer to exist any lien or security interest in the Collateral hereafter acquired except for the security interests hereby granted. Debtor shall not file, or permit to be filed, any financing statements or other security instruments, covering the Collateral, unless by, or on behalf of, Secured Party in connection with this Security Agreement or to effectuate the assignment to Debtor of the financing statements currently of record against the Collateral.

         4. Debtor shall pay all costs necessary to obtain, preserve, perfect, defend and enforce the security interests hereby granted, collect the sums owing under the Collateral Loan Documents, and preserve, defend, enforce, service and collect the Collateral, including specifically, but without limitation, the payment of taxes, assessments, reasonable attorneys' fees and legal expenses, and expenses of sales. If Debtor shall have failed to pay such costs and expenses within five (5) days after request by Secured Party, Secured Party may, at its option, pay any such costs and expenses, and discharge encumbrances on the Collateral. Debtor agrees to reimburse the Secured Party on demand for any costs so incurred, and, until such reimbursement, the amount of any such payment shall be a part of the Obligation.

         5. Prior to or immediately following the occurrence thereof, Debtor will notify the Secured Party of (i) any material adverse change occurring in or to any of the Collateral, (ii) any change in Debtor's office address or mailing address, (iii) any material change in any fact or circumstance warranted or represented by Debtor in this Security Agreement or furnished to the Secured Party by Debtor, (iv) any Event of Default or (v) any notices, communications, or correspondence to be or which have been delivered to Debtor under the Partnership Agreement and deliver to Secured Party copies thereof.

         6. Debtor shall execute and deliver to Secured Party a financing statement for filing to perfect the security interests hereunder and any other papers furnished by Secured Party which are necessary in the judgment of Secured Party to obtain, maintain and perfect the security interest hereunder and to enable Secured Party to comply with any applicable federal or state law in order to obtain or perfect Secured Party's interest in the Collateral. Debtor shall have each Subpartnership and Resorts make appropriate entries in its partnership or membership records to reflect the existence of the security interest granted hereby in the Collateral.

         7. Debtor shall cause Subpartnerships and Resorts to comply with all of the representations, warranties, covenants, agreements, indemnities and terms contained in the Subpartnerships' Organizational Documents and Resorts' Organizational Documents and all other material agreements to which the Subpartnerships and Resorts, or any of them, is bound and to enforce rights of Subpartnerships and Resorts under all material agreements by which any of them is bound, in a timely manner, consistent with prudent practices and all applicable laws, and also as required by Secured Party.

         8. Debtor shall fully perform all of Debtor's duties under and in connection with each transaction to which the Collateral, or any part thereof, relates, so that the amounts thereof shall actually become payable in their entirety to Secured Party.

         9. Debtor shall promptly notify Secured Party of any claim, action, or proceeding affecting title to all or any of the Collateral or the security interest and, at the request of Secured Party, appear in and defend, at Debtor's expense, any such claim, action, demand or proceeding.

         10. At Debtor's expense and upon Secured Party's request, after an Event of Default, Debtor shall file or cause to be filed such applications and take such other actions as Secured Party may request to obtain the consent or approval of any governmental authority to Secured Party's rights hereunder, including, without limitation, the right to sell all of the Collateral upon an Event of Default without additional consent or approval from such governmental authority (and, because Debtor agrees that Secured Party's remedies at law for failure of Debtor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Debtor agrees that its covenants in this provision may be specifically enforced).

         11. Upon demand by Secured Party, Debtor will deposit upon receipt all checks, drafts, cash or other remittances on account or accounts or contracts or received as proceeds of any other Collateral in a special bank account in a bank of Secured Party's choice over which Secured Party alone shall have power of withdrawal. The funds in said account shall be held by Secured Party as security for the Obligation. Said proceeds shall be deposited in the form received, except for the endorsement of Debtor where necessary to permit collection of items, which endorsements Debtor agrees to make, but which Secured Party is authorized to make on Debtor's behalf. Secured Party may from time to time apply the whole or any part of the funds in such special account against the Obligations. Any portion of said funds on deposit which Secured Party elects not to apply to the Obligations may be paid by Secured Party to Debtor.

         12. Debtor shall give Secured Party written notice of each office of Debtor in which records of Debtor pertaining to accounts in the Collateral are kept, and of any change of any office or location. Except as such notice is given, all records of Debtor pertaining to the Collateral and to accounts are and shall be kept in the location shown at the beginning hereof.

G.       RIGHTS AND POWERS OF SECURED PARTY

         1. Secured Party may in its discretion after an Event of Default but only after prior written notice to Debtor, without liability to Debtor, obtain from any person information regarding Debtor or Debtor's business, which information any such person also may furnish without liability to Debtor; endorse as Debtor's agent any instruments, documents or chattel paper in the Collateral or representing proceeds of the Collateral; contact any account debtors directly to verify information furnished by Debtor; take control of proceeds; release the Collateral in its possession to any Debtor, temporarily or otherwise; after default, take control of funds generated by the Collateral, such as cash dividends, interest and proceeds or refunds from insurance, and use same to reduce any part of the Obligations and exercise all other rights which an owner of such collateral may exercise; after default, at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee; demand, collect, convert, redeem, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral, in its own name or in the name of Debtor, as Secured Party may determine. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this agreement, or otherwise.

         2. Secured Party may while any Event of Default continues hereunder present for conversion any instrument (including any investment security) in the Collateral which is convertible into any other instrument or investment security or a combination thereof with cash. But Secured Party shall not have any duty to present for conversion any instrument in the Collateral unless it shall have received from Debtor written instructions to that effect at a time reasonably far in advance of the final conversion date to make such conversion possible.

H.       DEFAULT

         1. Events of Default. The occurrence of a default under the Note, the Restated Credit Agreement or any document evidencing, governing, securing, guaranteeing, indemnifying or otherwise pertaining to the Loan shall constitute an event of default ("Event of Default") hereunder.

         2. Remedies of Secured Party Upon Default. Should an Event of Default occur and be continuing, Secured Party may, at its election, exercise any and all rights and remedies available to a secured party under the UCC, in addition to any and all other rights and remedies afforded by the Loan Documents, at law, in equity, or otherwise, including, without limitation, such rights and remedies as (a) Party, (b) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Debtor hereby consents to any such appointment), and (c) applying to the Obligation any cash held by Secured Party under this Security Agreement. The exercise of one or more rights or remedies by Secured Party hereunder shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies by Secured Party. If, in the opinion of Secured Party, there is any question that a public or semipublic sale or distribution of any Collateral will violate any state or federal securities law, Secured Party in its discretion (a) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (b) may sell such securities in an intrastate offering under
Section 3(a)(11) of the Securities Act of 1933, and no sale so made in good faith by Secured Party shall be deemed to be not "commercially reasonable" because so made.

                  a. Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other Person entitled to notice under the UCC. It is agreed that notice sent or given not less than twenty (20) business days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this subparagraph.

                  b. Application of Proceeds. Secured Party shall apply the proceeds of any sale or other disposition of the Collateral under this paragraph in the following order: first, to the payment of all its expenses incurred in retaking, holding, and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligation); second, toward repayment of amounts expended by Secured Party under Paragraph I.3; and third, toward payment of the balance of the Obligation in accordance with the Credit Agreement. If the proceeds are insufficient to pay the Obligation in full, Debtor shall remain liable for any deficiency to the extent provided in the Credit Agreement.

         3.       Other Rights of Secured Party.

                  a. Performance. In the event Debtor shall fail to pay when due all taxes, subject to contest rights permitted by the Credit Agreement, on any of the Collateral, or to preserve the priority of the Security Interest in any of the Collateral, or otherwise fail to perform any of its obligations under the Loan Documents with respect to the Collateral, then Secured Party may, at its option, but without being required to do so, pay such taxes, prosecute or defend any suits in relation to the Collateral, or insure and keep insured the Collateral in any amount deemed appropriate by Secured Party, or take all other action which Debtor is required, but has failed or refused, to take under the Loan Documents. Any sum which may be expended or paid by Secured Party under this subparagraph (including, without limitation, court costs and attorneys' fees) shall bear interest from the dates of expenditure or payment at the Default Rate (as defined in the Note) until paid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall be part of the Obligation.

                  b. Collection. After the occurrence of an Event of Default and during the continuation thereof, upon notice from Secured Party, each obligor with respect to any payments on any of the Collateral (including without limitation condemnation proceeds, dividends and other distributions with respect to securities, and insurance proceeds payable by reason of loss or damage to any of the Collateral Property) is hereby authorized and directed by Debtor to make payment directly to Secured Party, regardless of whether Debtor was previously making collections thereon. Subject to Subparagraph I.3(d) hereof, until such notice is given, Debtor is authorized to retain and expend all payments made on the Collateral. After the occurrence of an Event of Default and during the continuation thereof, Secured Party shall have the right in its own name or in the name of Debtor to compromise or extend the time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Secured Party may determine; to demand, collect, receive, receipt for, sue for, compound, settle, compromise, adjust, realize upon and give acquittances for any and all amounts due or to become due with respect to Collateral; to file any claims or take any action or initiate any proceedings which Secured Party may deem necessary or desirable for the collection of any of the Collateral or to otherwise enforce the rights or remedies of Debtor with respect to any Collateral; to take control of cash and other Proceeds of any Collateral; to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders, or other evidences of payment on Collateral that may come into the possession of Secured Party; to sign the name of Debtor on any drafts against obligors or other Persons making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to obligors making payment with respect to Collateral; to send requests for verification of obligations to any such obligor; to take any action Debtor is required to take or any other necessary action to obtain, preserve, and enforce this Security Agreement, and maintain, preserve and collect the Collateral, without notice to Debtor, and add the costs of same to the Obligation; to release Collateral in Secured Party's possession to any Person, temporarily or otherwise; to set standards from time to time to govern what may be deemed after-acquired Collateral; to transfer any of the Collateral, or evidence thereof, into its own name or that of its nominee and receive the Proceeds therefrom and hold the same as security for the Obligation, or apply the same thereon; to exercise as to the Collateral all the rights of the owner thereof; and to do all other acts and things necessary to carry out the intent of this Security Agreement. If any obligor fails or refuses to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in the name of Debtor, to take such action as Secured Party shall deem appropriate for the collection of any amounts owed with respect to the Collateral or upon which a delinquency exists. Regardless of any other provision hereof, however, Secured Party shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral, nor shall it be under any duty whatever to anyone except Debtor to account for funds that it shall actually receive hereunder. Without limiting the generality of the foregoing, Secured Party shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any Collateral, or for informing Debtor with respect to any of such matters (irrespective of whether Secured Party actually has, or may be deemed to have, knowledge thereof). The receipt of Secured Party to any obligor shall be a full and complete release, discharge, and acquittance to such obligor, to the extent of any amount so paid to Secured Party.

                  c. Certain Proceeds. After the occurrence and during the continuance of an Event of Default, any cash Proceeds of Collateral which come into the possession of Secured Party (including, without limitation, insurance and condemnation proceeds) may, at Secured Party's option, be applied in whole or in part



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

         to the Obligation, be released in whole or in part to or on the written instructions of Debtor for any general or specific purpose, or be retained in whole or in part by Secured Party as additional Collateral. Any cash Collateral in the possession of Secured Party may be invested by Secured Party but Secured Party shall never be obligated to make any such investment and shall never have any liability to Debtor for any loss which may result therefrom. All interest and other amounts earned from any investment of Collateral may be dealt with by Secured Party in the same manner as other cash Collateral.

                  d. Use and Operation of Collateral. Should any Collateral come into the possession of Secured Party, Secured Party may use or operate such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Secured Party with respect to such Collateral. Debtor covenants promptly to reimburse and pay to Secured Party, at Secured Party's request, the amount of all reasonable expenses (including, without limitation, the cost of any insurance and payment of taxes or other charges) incurred by Secured Party in connection with its custody and preservation of Collateral, and all such expenses, costs, taxes, and other charges shall bear interest at the Maximum Rate (as defined in the Note) until repaid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall become part of the Obligation. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Debtor, and Secured Party shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to Collateral that is in the possession of Secured Party, Secured Party shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Debtor for what it may actually collect or receive thereon. The provisions of this subparagraph shall be applicable whether or not an Event of Default has occurred and is continuing.

                  e. Diminution in Value of Collateral. Secured Party shall have no liability or responsibility whatsoever for any diminution in or loss of value of any Collateral.

I.       MULTIPLE COUNTERPARTS

         This Security Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

J.       GENERAL

         1. Waiver. No delay on the part of Secured Party in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Secured Party of any right hereunder or of any default by Debtor shall be binding upon Secured Party unless in writing, and no failure by Secured Party to exercise any power or right hereunder or waiver of any default by Debtor shall operate as a waiver of any other or further exercise of such right or power or of any further default.

         2. Parties Bound. The rights of Secured Party hereunder shall inure to the benefit of its successors and assigns. The terms of this Security Agreement shall be binding upon the successors and assigns of the parties. All representations, warranties and agreements of Debtor are joint and several if Debtor is more than one and shall bind Debtor's personal representatives, heirs, successors and assigns.

         3. Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Chapter 9 definitions apply.

         4. Notice. Notice shall be deemed reasonable if mailed postage prepaid at least ten (10) days before the related action (or if the UCC elsewhere specifies a longer period, such longer period) to Debtor's address given above.

         5. Expenses. Debtor agrees to reimburse Secured Party's out-of-pocket expenses, including reasonable attorney's fees, incurred in negotiating, administering or enforcing any part of the Obligations, and in preparation, execution, delivery and recording of any documents in connection with any part of the Obligations, when not contrary to law.

         6. Limitation on Interest. All agreements between Debtor and Secured Party, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency, whether by reason of demand or acceleration of the indebtedness secured hereby or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Secured Party exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to Secured Party shall be reduced to the maximum amount permitted under applicable law; and if from any such circumstance Secured Party shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing on the indebtedness secured hereby and not to the payment of interest, or if such excessive interest exceeds such unpaid balance of the principal, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to Secured Party on the indebtedness secured hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness (including the period of any renewal or extension thereof) until payment in full so that the interest on account of such



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

indebtedness shall not exceed the maximum amount permitted by applicable law. The terms and provisions of this paragraph shall control all agreements between Debtor and Secured Party.

         7. Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provision so modified or limited and signed by the Debtor and Secured Party, nor by course of conduct, usage of trade, or by the law merchant.

         8. Severability. The unenforceability of any provision of this Security Agreement shall not affect the enforceability or validity of any other provision.

         9. Gender and Number. Where appropriate, the use of one gender shall be construed to include the others or any of them; and the singular number shall be construed to include the plural, and vice versa.

         10. Applicable Law and Venue. THIS SECURITY AGREEMENT SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.

         11. Financing Statement. A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral shall be sufficient as a financing statement.

         EXECUTED as of the date and year first above written.

DEBTOR:                       CRESCENT DEVELOPMENT MANAGEMENT CORP.,
                              a Delaware corporation


                              By:_______________________________________________
                                  Name:_________________________________________
                                  Title_________________________________________




SECURED PARTY:                CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              By: Crescent Real Estate Equities, Ltd.,
                                  Sole general partner


                                  By:___________________________________________
                                  Name:_________________________________________
                                  Title_________________________________________



                                       7